CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

         This Agreement, dated as of the _____ day of ____________, 1997 made by and between Metropolitan West Funds (the "Trust"), a business trust operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "B" attached hereto, and which Schedule "B" may be amended from time to time by mutual agreement of the Trust and FPS; and

         WHEREAS, the Parties desire to enter into an agreement whereby FPS will provide certain custody administration services on behalf of the Trust on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Trust desires that FPS act as its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on the Trust's behalf by The Bank of New York pursuant to an agreement between The Bank of New York and the Trust; and

         WHEREAS, FPS is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                           APPOINTMENT OF FPS AS AGENT

         Section 1. The Trust hereby appoints FPS as an agent of the Trust, and FPS hereby accepts such appointment, for the limited purpose of: (i) accepting invoices charged to the Trust for custody services performed by The Bank of New York on the Trust's behalf, and (ii) remitting payment to The Bank of New York for such services performed in amounts as set forth in Schedule "A" attached hereto.
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         Section 2. As Custody Administrator, FPS shall:

              a) coordinate and process portfolio trades through terminal links with The Bank of New York.

              b)  input and verify portfolio trades

              c)  monitor pending and failed security trades

              d) coordinate communications between brokers and banks to resolve any operational problems

              e) advise the Trust of any corporate action information, address and follow up on any dividend or interest discrepancies

              f)  process the Trust's expenses

              g) interface with the accounting services provider and the transfer agent to research and resolve custody cash problems

              h)  provide daily and monthly reports

                                 TERMS AND FEES

         Section 3.

              (a) The term of this Agreement shall be for a period of two (2) years commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective
Date") and shall continue thereafter on a year to year term subject to termination by either Party as set forth below.

              (b) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred and eighty (180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.

              (c) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer

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

all records belonging to the Trust and shall cooperate in the transfer of such records, duties and responsibilities.

              (d) The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses at the rates and amounts as set forth in Schedule "A" attached hereto, and as shall be set forth in any amendments to such Schedule "A" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation be comprised of two components, payable on a monthly basis, as follows:

                  (i) a fixed fee for each Series, together with an asset based fee which the Trust hereby authorizes FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

                  (ii) reimbursement of any out-of-pocket expenses paid by FPS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse FPS for such expenses within ten calendar days of receipt of such bill.

         For the purpose of determining fees payable to FPS, the value of a Series' net assets shall be computed at the times and in the manner specified in the Trust's Prospectus and Statement of Additional Information then in effect.

         During the term of this Agreement, should the Trust seek services or functions in addition to those stated, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.

                               GENERAL PROVISIONS

         Section 4.

         (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.

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

         (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.

         (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.

         If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may

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

have on account of the indemnity under this Section 4(c) if the Trust has not been prejudiced in any material respect by such failure.

         The Trust and FPS shall cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.

         FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:

                  (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;

                  (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or

                  (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

         (d) The terms of this Section 4 shall survive the termination of this Agreement.

         Section 5. This Agreement may be amended from time to time by a supplemental agreement executed by the Trust and FPS.

         Section 6. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in

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

writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

 If to the Trust:                             FPS:
 ---------------                              ---
 Metropolitan West Funds                      FPS Services, Inc.
 10880 Wilshire Blvd., Suite 2020             3200 Horizon Drive, P.O. Box 61503
 Los Angeles, CA 90024                        King of Prussia, PA 19406-0903
 Attention: Scott B. Dubchansky               Attention: Kenneth J. Kempf
            Chief Executive Officer and Trustee          President

         Section 7. The Trust represents and warrants to FPS that the execution and delivery of this Agreement by the undersigned officers of the Trust has been duly and validly authorized by resolution of the Board of Trustees of the Trust.

         Section 8. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 9. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of their respective Board of Trustees.

         Section 10. This Agreement shall be governed by the laws of the State of California and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 11. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by FPS and the Trust.

         Section 12. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic Agreement is not thereby substantially impaired.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement, consisting in its entirety of six typewritten pages, together with Schedules "A" and "B" to be signed by their duly authorized officers, as of the day and year first above written.


Metropolitan West Funds                       FPS Services, Inc.
-----------------------                       ------------------




------------------------------------------    ----------------------------------
By: Scott B. Dubchansky                       By: Kenneth J. Kempf
    Chief Executive Officer and Trustee           President




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

                                                                    SCHEDULE "A"

                 CUSTODY AGENCY AND ADMINISTRATION FEE SCHEDULE
                                       FOR
                             Metropolitan West Funds


I.       DOMESTIC SECURITIES AND ADRS:  (1/12th payable monthly)

         .0002    On First                  $ 50 Million of Average Net Assets
         .00015   On the Next               $150 Million of Average Net Assets
         .000125  Over                      $200 Million of Average Net Assets

         Minimum monthly fee is $500 per portfolio.

II.      CUSTODY DOMESTIC SECURITIES TRANSACTIONS CHARGE:  (billed monthly)

         Book Entry DTC,  Federal Book Entry,  PTC               $12.00
         Physical Securities, Options/Futures                    $20.00
         RICs                                                    $24.50
         P & I Paydowns                                          $ 7.00
         Savings Account                                         $ 3.00
         Wires                                                   $ 7.00
         Check Request                                           $ 6.00

         A transaction includes buys, sells, maturities or free security movements.

III.     WHEN ISSUED, SECURITIES LENDING, INDEX FUTURES:

         Should any of these investment vehicles require a separate segregated custody account, a fee of $250 per account per month will apply.

IV.      CUSTODY MISCELLANEOUS FEES

         Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

V.       OUT-OF-POCKET EXPENSES

         The Funds will reimburse FPS Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, overdraft charges, EDGAR filings, Fund/SERV and Networking expenses, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies, as incurred and approved.

                                                                    SCHEDULE "B"



                            Identification of Series


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of the Agreement:

                            "Metropolitan West Funds"

                   1. Metropolitan West Total Return Bond Fund
                   2. Metropolitan West Low Duration Bond Fund
                 3. Metropolitan West Short Term Investment Fund

This Schedule "B" may be amended from time to time by agreement of the Parties.